Exhibit 3.11

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Wizard Entertainment, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Million (100,000,000) shares of which Eighty Million (80,000,000) shares with a par value of $0.0001 each, amounting to Eight Thousand Dollars ($8,000) are Common Stock and Twenty Million (20,000,000) shares with a par value of $0.0001 each, amounting to Two Thousand Dollars ($2,000) are Preferred Stock.

The issued and outstanding shares of stock of the corporation are reverse split on a 1 for 20 basis. Appropriate filings shall be made with the Financial Industry Regulatory Authority to make the reverse split effective. The reverse split notwithstanding, the authorized shares of the corporation shall remain the same as set forth in the preceding paragraph.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a majority written consent of the shareholders was entered into and duly noticed to all shareholders not signing the written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware wherein the necessary number of shares as required by statute were represented in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of January, 2020.

State of Delaware
Secretary of State
By:	/s/ John Maatta	Division of Corporations
	Authorized Officer	Delivered 05:57 PM 01/23/2020
Title:	President and Chief Executive Officer	FILED 05:57 PM 01/23/2020
Name:	John Maatta	SR 20200515705 – File Number 3386812